Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-73618, No. 333-75228, No. 333-100791, No. 333-101716, No. 333-119704, and No. 333-148937) and Form S-8 (No. 333-45049, No. 333-69433, No. 333-106176, No. 333-122674, No. 333-132142, No. 333-148936, No. 333-157032, No. 333-173758, No. 333-190693, No. 333-213552, No. 333-222956, No. 333-252582, and No. 333-276715) of OSI Systems, Inc. (the “Company”), of our report dated August 19, 2022, relating to the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2024.

/s/ Moss Adams LLP

Los Angeles, California

August 29, 2024